Mail Stop 6010


      September 20, 2005


Mr. Richard P. Lindsay
Chief Financial Officer
StockerYale, Inc.
32 Hampshire Road
Salem, New Hampshire

	Re:	StockerYale, Inc.
		Form 10-KSB for the Year Ended December 31, 2004 and related filings
		Form 10-QSB for the Quarter Ended March 31, 2005 and
June
30, 2005
      File No. 000-27372


Dear Mr. Lindsay:


	We have completed our review of your Form 10-KSB and related materials and do not, at this time, have any further comments.


	 							Sincerely,



								Martin F. James
								Senior Assistant Chief
Accountant




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